ASSUMPTION OF CUSTODIAL TERMS

Reference is made to the Custodian Agreement (the “Agreement”) by and between First Investors Global Fund, a series of First Investors Equity Funds and a successor in interest to First Investors Global Fund, Inc.; formerly known as First Investors International Securities Fund, Inc.  and Brown Brothers Harriman & Co. (“BBH”), dated June 19, 1986;

WHEREAS, the parties entered into an Assumption of Custodial Terms, dated as of September 17, 2009; and

WHEREAS, the parties now desire to further amend the Agreement to add First Investors Income Funds and its series, First Investors International Opportunities Bond Fund to the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	The Agreement is hereby amended by deleting the opening paragraph in its entirety and replacing it with the following:

“ Agreement made this 19th day of July 2012, between Each Registered Investment Company specified in Annex A, severally and not jointly, (each, a “Fund” and collectively, the “Funds”) and Brown Brothers Harriman & Co. (the “Custodian”).”

The parties further agree as follows:

1.	The custodial appointment of each additional Fund shall be pursuant to the terms of the Agreement.

2.	For purposes of the custodial appointment by each additional Fund, all references in the Agreement to “the Fund” shall also refer to each additional Fund.

3.
For purposes of the custodial appointment, each additional Fund (i) employs and appoints BBH as its custodian and foreign custody manager, and agrees to be bound by the terms and conditions of the Agreement as if it were an original party thereto; (ii) ratifies and affirms (A) all of the terms and conditions of the Agreement and (B) that the representations and warranties undertaken by the additional Fund are true and correct as of the date written below.

4.
BBH accepts the appointment as custodian and foreign custody manager for each additional Fund, agrees that all assets and securities delivered to it shall be dealt with as provided for in the Agreement, and agrees to perform its duties and obligations under the Agreement.

Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

This Assumption of Custodial Terms, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof, and except as set forth herein, will not alter or amend the terms and conditions of the Agreement.

This Assumption of Custodial Terms may be executed in one or more counterparts, each of which when executed and delivered shall constitute an original, but all the counterparts together constitute the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Assumption of Custodial Terms to be executed in its name and on its behalf by a duly authorized officer as of July 19, 2012.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/	Patricia Fallon

Name:		Patricia Fallon

Title:		Managing Director

FIRST INVESTORS EQUITY FUNDS AND EACH OF ITS SERIES LISTED ON ANNEX A HERETO

By:	/s/	Christopher H. Pinkerton

Name:		Christopher H. Pinkerton

Title:		President

FIRST INVESTORS INCOME FUNDS AND EACH OF ITS SERIES LISTED ON ANNEX A HERETO

By:	/s/	Christopher H. Pinkerton

Name:		Christopher H. Pinkerton

Title:		President

ANNEX A

TO THE ASSUMPTION OF CUSTODIAL TERMS

July 19, 2012

First Investors Equity Funds Series:

1.	First Investors International Fund

2.	First Investors Growth & Income Fund

3.	First Investors Opportunity Fund

4.	First Investors Select Growth Fund

5.	First Investors Special Situations Fund

6.	First Investors Total Return Fund

7.	First Investors Value Fund

First Investors Income Funds Series:

1.	First Investors International Opportunities Bond Fund